Exhibit 99.1

OLD POINT ANNOUNCES APPOINTMENT OF
CATHY W. LILES AS CHIEF FINANCIAL OFFICER

Hampton, Va., November 8, 2024 (PR NEWSWIRE) – Cathy W. Liles has been appointed Senior Vice President and Chief Financial Officer of Old Point Financial Corporation (NASDAQ: OPOF) and Executive Vice President and Chief Financial Officer of Old Point National Bank. Cathy has served as Old Point’s Interim Chief Financial Officer since July of this year.

“Cathy’s experience in the banking industry as well as her broad background in accounting make her a beneficial addition to Old Point’s executive team and her appointment reflects our commitment to excellence. She has been invaluable in serving as our interim Chief Financial Officer for the last few months and has the full confidence of our Board of Directors as we move forward with our strategies for growth and efficiency,” said Rob Shuford, Jr., Chairman, President, and Chief Executive Officer of Old Point Financial Corporation.

Liles joined Old Point in May 2024 as Senior Vice President and Chief Accounting Officer. Previously, she had served as Senior Vice President and Chief Accounting Officer at American National Bankshares Inc., Senior Vice President and Chief Financial Officer for Carter Bank & Trust, and prior to that, as a partner in the accounting firm Forvis LLP (previously named Dixon Hughes Goodman). Liles is a Certified Public Accountant and holds her B.S. in Accounting from Belmont Abby College in North Carolina. She is also a member of the Virginia Bankers Association’s CFO Committee.

About Old Point

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or 757.728.1743.